Exhibit 10.3

ASSIGNMENT AND ASSUMPTION AGREEMENT
This Assignment and Assumption Agreement (this “Agreement”) is made and effective as of May 6, 2016 (the “Effective Date”) by and between Rockies Express Holdings, LLC, a Delaware limited liability company (“Assignor”), and TEP REX Holdings, LLC, a Delaware limited liability company (“Assignee”). Additionally, Tallgrass Development, LP, a Delaware limited partnership (“Development”), is a party to this Agreement for the limited purposes set forth in Article III, Article VI and Article VII.
RECITALS
WHEREAS, Assignor has entered into that certain Membership Interest Purchase Agreement, dated as of March 29, 2016 (the “Purchase Agreement”) with Sempra REX Holdings, LLC, a Delaware limited liability company (“Sempra”), pursuant to which Assignor has agreed to acquire Sempra’s 25% membership interest (the “Subject Interest”) in Rockies Express Pipeline LLC, a Delaware limited liability company (the “Company”), in exchange for payment of the Purchase Price (as defined therein) and, as applicable, other consideration recited in the Purchase Agreement;
WHEREAS, Assignor, Sempra and P66 Holdco have entered into that certain Letter Agreement, dated as of April 27, 2016 (the “Side Letter”), pursuant to which P66 Holdco waived all of its rights under the Original REX LLC Agreement related to the transactions contemplated by the Purchase Agreement, including the ROFR, and in exchange for such waiver, Assignor and Sempra agreed to amend the Original REX LLC Agreement by executing, immediately prior to the Subject Interest Closing, Amendment No. 2 to Second Amended and Restated Limited Liability Company Agreement of the Company (the “Amendment,” and such Original REX LLC Agreement as amended by the Amendment, the “REX LLC Agreement”), which will, among other things, amend certain approval, consent and presence requirements set forth in the Original REX LLC Agreement;
WHEREAS, pursuant to Section 9.10(a) of the Purchase Agreement, Assignor may assign its rights and obligations under the Purchase Agreement to a wholly owned subsidiary of Tallgrass Energy Partners, LP, a Delaware limited partnership (the “Partnership”), for purposes of having such entity take ownership of some or all of the Subject Interest so long as Assignor remains jointly and severally obligated to satisfy all of Assignor’s obligations under the Purchase Agreement;
WHEREAS, Assignee is an indirect wholly owned subsidiary of the Partnership;
WHEREAS, Assignor desires to assign to Assignee its rights and obligations under the Purchase Agreement, and Assignee desires to accept from Assignor such rights and obligations, pursuant to the terms of this Agreement; and
WHEREAS, the conflicts committee of the Board of Directors (as hereinafter defined) (the “Conflicts Committee”) has previously found the Transaction to be fair and reasonable to the Partnership and the holders of its Common Units (other than Assignor and its Affiliates) and recommended that the board of directors (the “Board of Directors”) of Tallgrass MLP GP, LLC, the general partner of the Partnership (the “General Partner”), approve the Transaction and, subsequently, the Board of Directors has approved the Transaction.
NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants, agreements and conditions contained herein, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS
Section 1.1    Definitions.
The respective terms defined in this Section 1.1 shall, when used in this Agreement, have the respective meanings specified herein, with each such definition equally applicable to both singular and plural forms of the terms so defined. Capitalized terms used but not defined herein shall have the meanings given to such terms in the Purchase Agreement.
“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, whether civil, criminal, administrative, regulatory or otherwise, and whether at law or in equity.
“Affiliate,” when used with respect to a Person, means any other Person that directly or indirectly Controls, is Controlled by or is under common Control with such first Person; provided, however, that (i) with respect to Assignor, the term “Affiliate” shall exclude the Partnership, the General Partner and the Partnership’s subsidiaries, (ii) with respect to the Assignee, the term “Affiliate” shall exclude Assignor, Development, and its general partner, Tallgrass Energy Holdings, LLC, and (iii) the Company shall be deemed to be an “Affiliate” (x) prior to the Closing, of Assignor and (y) on and after the Closing, of both Assignor and Assignee. No Person shall be deemed an Affiliate of any Person solely by reason of the exercise or existence of rights, interests or remedies under this Agreement.
“Agreement” has the meaning ascribed to such term in the preamble.
“Amendment” has the meaning ascribed to such term in the recitals.
“Assignee” has the meaning ascribed to such term in the preamble.
“Assignee Claim” has the meaning ascribed to such term in Section 6.1.
“Assignee Indemnified Parties” has the meaning ascribed to such term in Section 6.1.
“Assignment” has the meaning ascribed to such term in Section 2.1.
“Assignor” has the meaning ascribed to such term in the preamble.
“Assignor Claim” has the meaning ascribed to such term in Section 6.2.
“Assignor Indemnified Parties” has the meaning ascribed to such term in Section 6.2.
“Assumption” has the meaning ascribed to such term in Section 2.2.
“Balance Sheet” has the meaning ascribed to such term in Section 3.5.
“Balance Sheet Date” has the meaning ascribed to such term in Section 3.5.
“Board of Directors” has the meaning ascribed to such term in the recitals.
“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in the State of Kansas are authorized or required by Law to be closed for business.
“Ceiling Amount” has the meaning ascribed to such term in Section 6.5(a).
“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act.
“Claim” has the meaning ascribed to such term in Section 6.2.
“Claim Notice” has the meaning ascribed to such term in Section 6.3(a).
“Code” means the Internal Revenue Code of 1986, as amended.

“Commission” means the Securities and Exchange Commission.
“Company” has the meaning ascribed to such term in the recitals.
“Company Assets” means all of the assets owned by the Company on the Effective Date.
“Conflicts Committee” has the meaning ascribed to such term in the recitals.
“Control” and its derivatives mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.
“Damages” means, collectively, liabilities, judgments, costs and other expenses (including reasonable legal fees and expenses), obligations, causes of action at law or in equity and other claims of any and every kind.
“Deductible Amount” has the meaning ascribed to such term in Section 6.5(a).
“Development” means Tallgrass Development, LP, a Delaware limited partnership.
“Disclosure Schedules” has the meaning ascribed to such term in Article III.
“Effective Date” has the meaning ascribed to such term in the preamble.
“Environmental Laws” means , without limitation, the following laws, in effect as of the Effective Date, as such law may be amended after the Effective Date: (a) the Resource Conservation and Recovery Act; (b) the Clean Air Act; (c) CERCLA; (d) the Federal Water Pollution Control Act; (e) the Safe Drinking Water Act; (f) the Toxic Substances Control Act; (g) the Emergency Planning and Community Right-to Know Act; (h) the National Environmental Policy Act; (i) the Pollution Prevention Act of 1990; (j) the Oil Pollution Act of 1990; (k) the Hazardous Materials Transportation Act; (l) the Federal Insecticide, Fungicide and Rodenticide Act; (m) all laws, statutes, rules, regulations, orders, judgments or decrees promulgated or issued with respect to the foregoing Environmental Laws by Governmental Authorities with jurisdiction in the premises; and (n) any other federal, state or local statutes, laws, common laws, ordinances, rules, regulations, orders, codes, decisions, injunctions or decrees that regulate or otherwise pertain to the protection of the environment, including, but not limited to, the management, control, discharge, emission, exposure, treatment, containment, handling, removal, use, generation, permitting, migration, storage, release, transportation, disposal, remediation, manufacture, processing or distribution of Hazardous Materials that are or may present a threat to human health or the environment.
“FERC” means the United States Federal Energy Regulatory Commission.
“GAAP” means generally accepted accounting principles in the United States of America.
“General Partner” has the meaning ascribed to such term in the recitals.
“Governmental Authority” means any federal, state, municipal or other government, governmental court, department, commission, board, bureau, agency or instrumentality.
“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.
“Hazardous Materials” means any substance, whether solid, liquid or gaseous: (a) which is listed, defined or regulated as a “hazardous material,” “hazardous waste,” “solid waste,” “hazardous substance,” “toxic substance,” “pollutant” or “contaminant,” or words of similar meaning or import found in any applicable Environmental Law; (b) which is or contains asbestos, polychlorinated biphenyls, radon, urea formaldehyde foam insulation, explosives or radioactive materials; (c) which is any petroleum, petroleum hydrocarbons, petroleum substances, petroleum or petrochemical products, natural gas, crude oil and any components, fractions or derivatives thereof, any oil or gas exploration or production waste, and any natural gas, synthetic gas and any mixtures thereof; (d) which is radioactive material, waste and pollutants, radiation, radionuclides and their progeny, or nuclear waste including used nuclear fuel; or (e) which causes or poses a threat to cause contamination or nuisance on any properties, or any adjacent property or a hazard to the environment or to the health or safety of persons on or about any properties.
“Indebtedness for Borrowed Money” means, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind; (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments; (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person; (d) all obligations of such Person in respect of the deferred purchase price of property or services or any other similar obligation upon which interest charges are customarily paid (excluding trade accounts payable incurred in the ordinary course of business); (e) all Indebtedness for Borrowed Money of others secured by (or for which the holder of such Indebtedness for Borrowed Money has an existing right, contingent or otherwise, to be secured by) any encumbrance on property owned or acquired by such Person, whether or not the Indebtedness for Borrowed Money secured thereby has been assumed; (f) all assurances by such Person of Indebtedness for Borrowed Money of others; (g) all capital lease obligations of such Person; (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances.
“Indemnified Party” and “Indemnified Parties” have the meanings ascribed to such terms in Section 6.2.
“Indemnitor” has the meaning ascribed to such term in Section 6.3(a).
“Intellectual Property” means all intellectual or industrial property and rights therein, however denominated, throughout the world, whether or not registered, including all patent applications, patents, trademarks, service marks, trade styles or dress, mask works, copyrights (including copyrights in computer programs, software, computer code, documentation, drawings, specifications and data), works of authorship, moral rights of authorship, rights in designs, trade secrets, technology, inventions, invention disclosures, discoveries, improvements, know-how, proprietary rights, formulae, processes, methods, technical and business information, and confidential and proprietary information, and all other intellectual and industrial property rights, whether or not subject to statutory registration or protection and, with respect to each of the foregoing, all registrations and applications for registration, renewals, extensions, continuations, reexaminations, reissues, divisionals, improvements, modifications, derivative works, goodwill, and common law rights, and causes of action relating to any of the foregoing.
“Knowledge” means the knowledge of the personnel of Assignor and Development designated on Exhibit A.
“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree or rule of law of any Governmental Authority.
“Lien” means any mortgage, deed of trust, lien, security interest, pledge, conditional sales contract, charge, restriction (whether on voting, sale, transfer, disposition or otherwise and excluding any restrictions in this Agreement, the Purchase Agreement or the REX LLC Agreement) or other encumbrance of every type and description.
“Material Adverse Effect” means a material adverse effect on or material adverse change in (i) the assets, liabilities, financial condition or results of operations of the Company, other than any effect or change (a) in the natural gas transportation industry generally (including any change in the prices of natural gas or other hydrocarbon products, industry margins or any regulatory changes or changes in applicable Law or GAAP), (b) in United States or global political or economic conditions or financial markets in general, or (c) resulting from the announcement of the transactions contemplated by this Agreement and the Purchase Agreement and the taking of any actions contemplated by this Agreement or the Purchase Agreement, provided, that in the case of clauses (a) and (b), the impact on the Company is not materially disproportionate to the impact on similarly situated parties in the natural gas transportation industry, or (ii) the ability of Assignor to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement.

“Material Contract” has the meaning ascribed to such term in Section 3.9.
“Minimum Claim Amount” has the meaning ascribed to such term in Section 6.5(a).
“Notice” has the meaning ascribed to such term in Section 7.4.
“Original REX LLC Agreement” means that certain Second Amended and Restated Limited Liability Company Agreement of the Company dated effective as of January 1, 2010, among Assignor (as successor by assignment to Kinder Morgan W2E Pipeline LLC), Sempra and P66 Holdco, as amended by that certain Amendment No. 1 to Second Amended and Restated Limited Liability Company Agreement of the Company effective November 13, 2012, among Kinder Morgan W2E Pipeline LLC, Sempra, Assignor and P66 Holdco.
“P66 Holdco” means P66REX LLC, a Delaware limited liability company formerly known as COPREX LLC.
“Partnership” has the meaning ascribed to such term in the recitals.
“Partnership 8-K” has the meaning ascribed to such term in Section 3.5.
“Permit” means any license, permit or authorization issued or granted or waived by a Governmental Authority that is necessary for the conduct of the Company’s business as now being conducted.
“Permitted Lien” means all: (i) mechanics’, materialmen’s, repairmen’s, employees’ contractors’ operators’, carriers’, workmen’s or other like Liens or charges arising by operation of law, in the ordinary course of business or incident to the construction or improvement of any of the Company Assets, in each case, for amounts not yet delinquent (including any amounts being withheld as provided by law); (ii) Liens arising under conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business; (iii) immaterial defects and irregularities in title, encumbrances, exceptions and other matters that, singularly or in the aggregate, will not materially interfere with the ownership, use, value, operation or maintenance of the Company Assets to which they pertain; (iv) Liens for Taxes that are not yet due and payable; (v) pipeline, utility and similar easements and other rights in respect of surface operations; (vi) Liens supporting surety bonds, performance bonds and similar obligations issued in connection with the Company’s business; and (vii) all rights to consent, by required notices to, filings with, or other actions by Governmental Authorities or third parties in connection with the sale or conveyance of easements, rights of way, licenses, facilities or interests therein if they are customarily obtained subsequent to the sale or conveyance.
“Person” means an individual or entity, including any partnership, corporation, association, trust, limited liability company, joint venture, unincorporated organization or other entity.
“Purchase Agreement” has the meaning ascribed to such term in the recitals.
“Representative” means, with respect to any Person, any and all directors, partners, members, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.
“REX LLC Agreement” has the meaning ascribed to such term in the recitals.
“ROFR” means that certain right of first refusal set forth in Section 7.1.3 of the Original REX LLC Agreement.
“Securities Act” means the Securities Act of 1933, as amended.
“Sempra” has the meaning ascribed to such term in the recitals.
“Side Letter” has the meaning ascribed to such term in the recitals.
“Subject Interest” has the meaning ascribed to such term in the recitals.

“Subject Interest Closing” means the Closing as defined in the Purchase Agreement.
“Subject Interest Closing Date” means the Closing Date as defined in the Purchase Agreement.
“Tax” means any and all U.S. federal, state, local or foreign net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, capital stock, profits, license, license fee, environmental, customs duty, unclaimed property or escheat payments, alternative fuels, mercantile, lease, service, withholding, payroll, employment, unemployment, social security, disability, excise, severance, registration, stamp, occupation, premium, property (real or personal), windfall profits, fuel, value added, alternative or add on minimum, estimated or other similar taxes, duties, levies, customs, tariffs, imposts or assessments (including public utility commission property tax assessments) imposed by any Governmental Authority, together with any interest, penalties or additions thereto payable to any Governmental Authority in respect thereof or any liability for the payment of any amounts of any of the foregoing types as a result of being a member of an affiliated, consolidated, combined or unitary group, or being a party to any agreement or arrangement whereby liability for payment of such amounts was determined or taken into account with reference to the liability of any other Person.
“Tax Return” means any return, declaration, report, statement, election, claim for refund or other written document, together with all attachments, amendments and supplements thereto, filed with or provided to, or required to be filed with or provided to, a Governmental Authority in respect of Taxes.
“TEGP 8-K” has the meaning ascribed to such term in Section 3.5(b).
“Third Party Proceeds” has the meaning ascribed to such term in Section 6.5(b).
“Transaction” has the meaning ascribed to such term in Section 2.2.
“Transfer Tax” has the meaning ascribed to such term in Section 2.4.
Section 1.2    Construction.
In constructing this Agreement: (a) the word “includes” and its derivatives means “includes, without limitation” and corresponding derivative expressions; (b) whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified; (c) unless otherwise specified, all references in this Agreement to “Article,” “Section,” “Exhibit,” “preamble” or “recitals” shall be references to an Article, Section, Exhibit, preamble or recitals hereto; and (d) whenever the context requires, the words used in this Agreement shall include the masculine, feminine and neuter and singular and the plural.
ARTICLE II
ASSIGNMENT AND ASSUMPTION
Section 2.1    Assignment of Rights.
Assignor hereby conveys, assigns, transfers and delivers all of its rights under the Purchase Agreement to Assignee, such that, from and after the Effective Date, the Assignee shall have all of the rights and benefits of the Assignor under the Purchase Agreement (the “Assignment”).
Section 2.2    Assumption of Obligations.
Assignee hereby assumes the obligations and liabilities of Assignor arising under the Purchase Agreement immediately upon the Effective Date, and agrees to perform and observe all of the terms, covenants and conditions to which Assignor is bound under the Purchase Agreement (the “Assumption,” and together with the Assignment, the “Transaction”).

Section 2.3    Joinder.
Assignee acknowledges receipt of a true and correct copy of the Purchase Agreement. Assignee hereby joins the Purchase Agreement and, as of the date hereof, becomes a Buyer under the Purchase Agreement as if an original party thereto, subject to all of the terms, obligations, covenants, conditions, limitations, restrictions and provisions applicable to Buyer and Assignor contained in the Purchase Agreement. By execution of this Agreement, Assignee agrees that the Purchase Agreement shall be a binding obligation of Assignee and any of its successors and permitted assigns. Assignee hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions applicable to Buyer and Assignor contained in the Purchase Agreement; provided that Assignor shall remain jointly and severally obligated to satisfy all of Assignor’s obligations under the Purchase Agreement, as Buyer or otherwise.
Section 2.4    Transfer Taxes
The parties do not expect that any transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees (the “Transfer Taxes”) will be incurred in connection with the transactions contemplated pursuant to this Agreement. In the event that any Transfer Taxes are due, such Transfer Taxes shall be borne by Assignee. The Assignee shall file all necessary Tax Returns and other documentation with respect to such Transfer Taxes. If required by applicable Law, Assignor shall, and shall cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF DEVELOPMENT AND ASSIGNOR
Development and Assignor, jointly and severally, hereby represent and warrant to Assignee that, except as disclosed in the disclosure schedules delivered to Assignee on the date of this Agreement (collectively, the “Disclosure Schedule”) (it being understood that any information set forth on any Disclosure Schedule shall be deemed to apply to and qualify only the section or subsection of this Agreement to which it corresponds in number, unless it is reasonably apparent on its face that such information is relevant to other sections or subsections of this Agreement):
Section 3.1    Organization and Existence.

(a)
Assignor is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited liability company power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted.

(b)
Development is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited partnership power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted.

(c)
The Company is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware, and has all requisite limited liability company power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted. The Company is duly licensed or qualified to do business and is in good standing in the states in which the character of the properties and assets owned or held by it or the nature of the business conducted by it requires it to be so licensed or qualified, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Assignor has made available to Assignee true and complete copies of the organizational documents of the Company in effect as of the date of this Agreement.

Section 3.2    Authority and Approval.

(a)
Assignor has full limited liability company power and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform all of the obligations hereof to be performed by it. The execution and delivery by Assignor of this Agreement, the consummation of the transactions contemplated hereby and the performance of all of the obligations hereof to be performed by Assignor have been duly authorized and approved by all requisite limited liability company action on the part of Assignor.

(b)
Development has full limited partnership power and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform all of the obligations hereof to be performed by it. The execution and delivery by Development of this Agreement, the consummation of the transactions contemplated hereby and the performance of all of the obligations hereof to be performed by Development have been duly authorized and approved by all requisite limited partnership action on the part of Development.

(c)
This Agreement has been duly executed and delivered by Assignor and Development and constitutes the valid and legally binding obligation of each of Assignor and Development, enforceable against it in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights and remedies generally and by general principles of equity (whether applied in a proceeding at law or in equity).

Section 3.3    No Conflict; Consents.

(a)
The execution, delivery and performance of this Agreement by Development and Assignor does not, and the fulfillment and compliance with the terms and conditions hereof and the consummation of the transactions contemplated hereby will not, (i) violate, conflict with, result in any breach of, or require the consent of any Person under, any of the terms, conditions or provisions of the certificate of formation, limited partnership agreement, limited liability company agreement or other organizational documents of Development or Assignor; (ii) violate, conflict with, result in any breach of, or require the consent of any Person under, any of the terms, conditions or provisions of the certificate of formation, limited liability company agreement or other organizational documents of the Company; (iii) conflict with or violate any provision of any Law or Governmental Order applicable to Development, Assignor or the Company; or (iv) conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, or result in the suspension, termination or cancellation of, or in a right of suspension, termination or cancellation of, any indenture, mortgage, agreement, contract, commitment, license, concession, permit, lease, joint venture or other instrument to which Development, Assignor or the Company is a party or by which any of them, their respective properties or the Company Assets are bound; other than, in the case of each of clauses (iii) and (iv) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on the ability of Assignor to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement.

(b)
No notice to or consent, approval, license, permit, order or authorization of any Governmental Authority or other Person is required to be obtained or made by Development or Assignor in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, except (i) as have been waived or obtained or (ii) for those which individually or in the aggregate would not reasonably be expected to have a material adverse effect on the ability of Assignor to perform its obligations under this Agreement or to consummate the transactions contemplated hereby (including such consents, approvals, licenses, permits, orders or authorizations that are not customarily obtained prior to the Subject Interest Closing and are reasonably expected to be obtained in the ordinary course of business following the Subject Interest Closing).
Section 3.4    Capitalization.

(a)
To Assignor’s Knowledge, the Subject Interest is not subject to any agreement or understandings with respect to the voting, transfer or other rights and obligations of the Subject Interest (except as contemplated by this Agreement, the Purchase Agreement, the REX LLC Agreement and restrictions under applicable federal and state securities laws).

(b)
There are (i) no authorized or outstanding subscriptions, warrants, options, convertible securities or other rights (contingent or otherwise) to purchase or otherwise acquire from the Company any equity interests of or in the Company, (ii) no commitments on the part of the Company to issue membership interests, subscriptions, warrants, options, convertible securities or other similar rights, and (iii) no equity securities of the Company reserved for issuance for any such purpose. Except as set forth in the REX LLC Agreement, the Company has no obligation (contingent or other) to purchase, redeem or otherwise acquire any of its equity securities. Except for this Agreement, the Purchase Agreement, the REX LLC Agreement and the Side Letter, to Assignor’s Knowledge, there is no voting trust or agreement, stockholders agreement, pledge agreement, buy-sell agreement, right of first refusal, preemptive right or proxy relating to any equity securities of the Company. The Company does not own any equity interests in any other Person.

Section 3.5    Financial Information; Undisclosed Liabilities.

(a)
Assignor has provided to Assignee a true and complete copy of the audited balance sheet as of December 31, 2015 (the “Balance Sheet Date”) for the Company on a consolidated basis (the “Balance Sheet”). The Balance Sheet presents fairly in all material respects the financial position of the Company as of the date thereof. As of the Balance Sheet Date, there are no off-balance sheet arrangements that have had or are reasonably likely to have a Material Adverse Effect. The Balance Sheet has been prepared in accordance with GAAP consistently applied throughout the periods presented, except that the Balance Sheet does not include any notes. Except as required by GAAP, there were no changes in the method of application of the Company’s accounting policies or changes in the method of applying the Company’s use of estimates in the preparation of the Balance Sheet as compared with past practice.

(b)
Except as otherwise disclosed in (i) the Current Report on Form 8-K filed by the Partnership with the Commission on April 28, 2016 (the “Partnership 8-K”), (ii) the Current Report on Form 8-K filed by Tallgrass Energy GP, LP with the Commission on April 28, 2016 (the “TEGP 8-K”) or (iii) Disclosure Schedule 3.5(b), there are no liabilities or obligations of the Company of any nature (whether known or unknown and whether accrued, absolute, contingent or otherwise) and there are no facts or circumstances that would reasonably be expected to result in any such liabilities or obligations, whether arising in the context of federal, state or local judicial, regulatory, administrative or permitting agency proceedings, other than (x) liabilities or obligations reflected or reserved against in the Balance Sheet or any unaudited balance sheet of the Company previously provided to Assignee, (y) current liabilities incurred in the ordinary course of business since December 31, 2015, and (z) liabilities or obligations (whether known or unknown and whether accrued, absolute, contingent or otherwise) that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.6    Title to Properties

(a)
Disclosure Schedule 3.6(a) lists all of the material items of real property (excluding Easements (as defined below)) used or held for use by the Company for the conduct of the Company’s business. As of the date hereof, the Company has (i) good and marketable fee simple title to the owned real property included on Disclosure Schedule 3.6(a), free and clear of any Liens (other than Permitted Liens or as set forth on Disclosure Schedule 3.6(a)) and (ii) a valid, binding and enforceable leasehold interest in each of the leased properties, as applicable, free and clear of any Liens (other than Permitted Liens or as set forth on Disclosure Schedule 3.6(a)). For purposes of this Section 3.6(a), “Easements” means any easements, rights of way, memorandum of easements, permits, servitudes, licenses, any instruments creating an interest in real property, and similar rights related to real property used in connection with the Company’s business.

(b)
The tangible personal property owned by the Company together with the tangible personal property owned by Affiliates of Assignor that provide services to or for the benefit of the Company includes all material tangible personal property that is necessary for the Company to conduct its operations in substantially the same manner as currently being conducted. The Company has good and defensible title to its material tangible personal property, free and clear of any Liens (other than Permitted Liens).

Section 3.7    Litigation; Compliance with Laws.
Except as otherwise disclosed in the Partnership 8-K or the TEGP 8-K or as set forth on Disclosure Schedule 3.7:

(a)
There are no (i) civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or proceedings pending or, to Development’s and Assignor’s Knowledge, threatened against the Company, (ii) judgments, orders, decrees or injunctions of any Governmental Authority, whether at law or in equity, against the Company or (iii) to Development’s and Assignor’s Knowledge, pending or threatened investigations by any Governmental Authority against the Company, except in each case, for those items that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)
As of the Effective Date, there are no Actions pending or threatened that (a) question or involve the validity or enforceability of any of Development’s or Assignor’s obligations under this Agreement or the Purchase Agreement, or (b) seek (i) to prevent or delay the consummation by Development or Assignor of the transactions contemplated by this Agreement or the Purchase Agreement or (ii) damages in connection with any such consummation.

(c)
Neither Assignor nor the Company is in violation of or in default under any applicable Law or Governmental Order, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.8    No Adverse Changes.
Except as set forth on Disclosure Schedule 3.8, since the Balance Sheet Date:

(a)	there has been no Material Adverse Effect;

(b)	there has been no damage, destruction or loss to any material portion of the Company Assets, whether or not covered by insurance, in excess of $1,000,000;

(c)
there has been no delay in, or postponement of, the payment of any liabilities related to the Company, the Company Assets or the Company’s business, individually or in the aggregate, in excess of $1,000,000; and

(d)	there is no contract, commitment or agreement to do any of the foregoing.
Section 3.9    Taxes.

(a)
To the Knowledge of Development and Assignor, except as would not reasonably be expected to have a Material Adverse Effect, (i) all Tax Returns required to be filed by or with respect to the Company, the Company Assets or the operations of the Company have been filed on a timely basis (taking into account all extensions of due dates); (ii) all Taxes owed by the Company or any of its Affiliates with respect to the Company, the Company Assets or the operations of the Company which are or have become due, have been timely paid in full, other than Taxes the amount or validity of which is being contested in good faith by appropriate proceedings for which an adequate reserve has been established therefor; (iii) there are no Liens on any of the Company Assets that arose in connection with any failure (or alleged failure) to pay any Tax on the Company or its assets, other than Liens for Taxes not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings for which an adequate reserve has been established therefor; and (iv) there is no pending action, proceeding or investigation for assessment or collection of Taxes and no Tax assessment, deficiency or adjustment has been asserted or proposed with respect to the Company, the Company Assets or the operations of the Company.

(b)
In the twelve (12) month period ended December 31, 2015 and throughout the period in 2016 ending on the Subject Interest Closing Date, more than ninety percent (90%) of the gross income (as determined for federal income tax purposes) of the business operations conducted with the Company Assets was qualifying income, within the meaning of Section 7704(d) of the Code.

(c)	The Company has in effect an election under Section 754 of the Code for the taxable year that includes the Subject Interest Closing Date.
Section 3.10    Environmental Matters.
Except as disclosed in Disclosure Schedule 3.10, or as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect:

(a)	the Company, the Company Assets and the operations and business of the Company are in compliance with applicable Environmental Laws;

(b)
no circumstances exist with respect to the Company, the Company Assets or the operations and business of the Company that give rise to an obligation by the Company to investigate or remediate the presence, on-site or offsite, of Hazardous Materials under any applicable Environmental Laws;

(c)
the Company has not received any written communication from a Governmental Authority that remains unresolved alleging that the Company may be in violation of any Environmental Law or any Permit issued pursuant to Environmental Law;

(d)
the Company, the Company Assets and the operations and business of the Company are not subject to any pending or, to the Knowledge of Development or Assignor, threatened, claim, action, suit, investigation, inquiry or proceeding under any Environmental Law (including designation as a potentially responsible party under CERCLA or any similar local or state law);

(e)
all Permits, if any, required to be obtained or filed by the Company under any Environmental Law in connection with its assets, operations and business have been duly obtained or filed, are valid and currently in effect, and the Company and the Company Assets are in compliance with such authorizations; and

(f)
since the date Assignor acquired its 50% membership interest in the Company, there has been no release of any Hazardous Material into the environment by the Company, the Company Assets or the operations and business or the Company, or to the Knowledge of Development or Assignor, by a third party except in compliance with applicable Environmental Law.

Section 3.11    Licenses; Permits.

(a)
As of the date of this Agreement, except as set forth in Disclosure Schedule 3.11, the Company has all Permits, except, in each case, for such items for which the failure to obtain or have waived would not result in a Material Adverse Effect.

(b)	All Permits are validly held by the Company and are in full force and effect, except as would not reasonably be expected to have a Material Adverse Effect.

(c)	The Company has complied with all terms and conditions of the Permits, except as would not reasonably be expected to have a Material Adverse Effect.

(d)
There is no outstanding written notice, nor to Development’s and Assignor’s Knowledge, any other notice of revocation, cancellation or termination of any Permit, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(e)
No proceeding is pending or, to Development’s and Assignor’s Knowledge, threatened with respect to any alleged failure by the Company to have any material Permit necessary for the operation of any of the Company Assets or the conduct of the Company’s business or to be in compliance therewith.

Section 3.12    Contracts.

(a)
Disclosure Schedule 3.12(a) contains a true and complete listing of the following contracts and other agreements to which the Company is, or immediately after the Subject Interest Closing will be, a party (each such contract or agreement being referred to herein as a “Material Contract”):

(i)	contracts, agreements and instruments representing Indebtedness for Borrowed Money and all guarantees thereof;

(ii)	contracts containing covenants limiting the freedom of the Company to engage in any line of business or compete with any Person or operate at any location;

(iii)	price swaps, hedges, futures or similar instruments;

(iv)	contracts to which the Company, on the one hand, and an Affiliate of Assignor, on the other hand, is a party or is otherwise bound;

(v)	contracts containing any preferential rights to purchase or similar rights relating to any Company Assets;

(vi)	joint venture or partnership agreements, including any agreement or commitment to make any loan or capital contribution to any joint venture or partnership;

(vii)
contracts relating to the acquisition or disposition by the Company of any business (whether by acquisition or disposition of equity interests or assets) pursuant to which the Company has or will have any remaining material obligation or liability or benefit;

(viii)
contracts or agreements which, individually, require or entitle the Company to make or receive payments of at least $5,000,000 annually, provided that the calculation of the aggregate payments for any such agreement or contract shall not include payments attributable to any renewal periods or extensions for which the Company may exercise a renewal or extension option in its sole discretion; and

(ix)
licenses relating to Intellectual Property (whether as licensee or licensor) other than licenses with respect to software used or accessed by the Company under a “shrink wrap,” “click wrap” or “off the shelf” software license that is generally commercially available on standard terms.

(b)	Assignor has made available to Assignee a correct and complete copy of each Material Contract listed in Disclosure Schedule 3.12(a).

(c)
Except as would not reasonably be expected to result in a Material Adverse Effect or as disclosed in Disclosure Schedule 3.12(a), with respect to the Company: (i) each Material Contract is legal, valid and binding on and enforceable against the Company and in full force and effect; (ii) each Material Contract will continue to be legal, valid and binding on and enforceable against the Company, and in full force and effect on identical terms following the consummation of the transactions contemplated by this Agreement; (iii) the Company is not in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default by the Company, or permit termination, modification or acceleration, under any Material Contract; and (iv) to Development’s and Assignor’s Knowledge, no other party to any Material Contract is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default by such other party, or permit termination, modification or acceleration, under any Material Contract other than in accordance with its terms, nor has any other party repudiated any provision of any Material Contract.

Section 3.13    Employees.
The Company has no employees.
Section 3.14    Transactions with Affiliates.
Except as otherwise contemplated in this Agreement and the Purchase Agreement, the Company is not a party to, and immediately after the Subject Interest Closing will not be party to, any agreement, contract or arrangement between the Company, on the one hand, and any of its Affiliates prior to the Subject Interest Closing, on the other hand, other than those disclosed on Disclosure Schedule 3.12(a).

Section 3.15    Insurance.
Assignor has provided Assignee a list of the material insurance policies that the Company holds or of which the Company is the beneficiary. Such policies are in full force and effect, and the Company has received no written notice of any pending or threatened termination of such policies.
Section 3.16    Intellectual Property Rights.
The Company owns or has the right to use all Intellectual Property necessary for or used in the conduct of the Company’s business as currently conducted by it, and, to Development’s and Assignor’s Knowledge, its products and services do not infringe upon, misappropriate or otherwise violate any Intellectual Property of any third party. All Intellectual Property owned by the Company, if any, is free and clear of any Liens (other than Permitted Liens). Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare, a breach or termination of, or cancellation or reduction in, rights of the Company under any contract providing for the license of any Intellectual Property to the Company, except for any such terminations, cancellations or reductions that, individually or in the aggregate, would not have a Material Adverse Effect. There is no Intellectual Property-related action, suit, proceeding, hearing, investigation, notice or complaint pending or, to Development’s and Assignor’s Knowledge, threatened by any third party before any court or tribunal (including, without limitation, the United States Patent and Trademark Office or equivalent authority anywhere in the world) relating to the Company or its operations, nor has any claim or demand been made by any third party that alleges any infringement, misappropriation or violation of any Intellectual Property of any third party, or unfair competition or trade practices by the Company. Except as would not result in a Material Adverse Effect, the Company has taken reasonable measures to protect the confidentiality of all material trade secrets.
Section 3.17    Books and Records.
Accurate copies of the respective books of account, minute books and stock or other equity record books of the Company have been made available for inspection to Assignee.
Section 3.18    Regulatory Matters.
Since the Balance Sheet Date, the Company, the Company Assets and the business and operations of the Company have been in material compliance with (a) the applicable provisions of the Natural Gas Act of 1938, as amended, and (b) all applicable rules, regulations, orders and tariffs of the FERC and any state public utility commission having jurisdiction over any of the Company, the Company Assets and the business and operations of the Company. The Company has duly filed all forms and reports required to be filed by or with respect to the Company, the Company Assets and the business and operations of the Company with the FERC and any state public utility commission having jurisdiction over any of the Company, the Company Assets and the business and operations of the Company, and such forms and reports have been prepared in accordance with applicable Law, except to the extent that any noncompliance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
Section 3.19    Purchase Agreement Breach.
Neither Assignor, nor to Assignor’s Knowledge, Sempra, is in breach of any of its representations, warranties or covenants contained in the Purchase Agreement.
Section 3.20    Brokerage Arrangements.
Assignor has not entered (directly or indirectly) into any agreement with any Person that would obligate Assignor or any of its Affiliates or any other Person to pay any commission, brokerage or “finder’s fee” or other similar fee in connection with this Agreement, the Purchase Agreement or the transactions contemplated hereby or thereby.

Section 3.21    Management Projections and Budget.
The projections and budgets identified on Disclosure Schedule 3.21, which were provided to Assignee by Assignor and its Affiliates as part of Assignee’s review in connection with this Agreement, were prepared based upon assumptions that Assignor’s management believed to be reasonable as of the date thereof and were consistent with Assignor’s management’s expectations at the time they were prepared.
Section 3.22    Title to Subject Interest.
Upon the Subject Interest Closing, Assignee will have record title to and beneficial ownership of the Subject Interest.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF ASSIGNEE
Assignee hereby represents and warrants to Assignor as follows:
Section 4.1    Organization and Existence.
Assignee is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited liability company power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted.
Section 4.2    Authority and Approval.

(a)
Assignee has full limited liability company power and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform all of the obligations hereof to be performed by it. The execution and delivery by Assignee of this Agreement, the consummation of the transactions contemplated hereby and the performance of all of the obligations hereof to be performed by Assignee have been duly authorized and approved by all requisite limited liability company action on the part of Assignee.

(b)
This Agreement has been duly executed and delivered by Assignee and constitutes the valid and legally binding obligation of Assignee, enforceable against it in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights and remedies generally and by general principles of equity (whether applied in a proceeding at law or in equity).

Section 4.3    No Conflict; Consents.

(a)
The execution, delivery and performance of this Agreement by Assignee does not, and the fulfillment and compliance with the terms and conditions hereof and the consummation of the transactions contemplated hereby will not, (i) violate, conflict with, result in any breach of, or require the consent of any Person under, any of the terms, conditions or provisions of the certificate of formation, limited liability company agreement or other organizational documents of Assignee; (ii) conflict with or violate any provision of any Law or Governmental Order applicable to Assignee; or (iii) conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, or result in the suspension, termination or cancellation of, or in a right of suspension, termination or cancellation of, any indenture, mortgage, agreement, contract, commitment, license, concession, permit, lease, joint venture or other instrument to which Assignee is a party or by which it or its properties are bound; other than, in the case of each of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on the ability of Assignee to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement.

(b)
No notice to or consent, approval, license, permit, order or authorization of any Governmental Authority or other Person is required to be obtained or made by or with respect to Assignee in connection with the execution, delivery and performance of this Agreement or the Purchase Agreement or the consummation of the transactions contemplated hereby or thereby, except as have been waived or obtained; provided that no representation or warranty is made by Assignee herein with respect to the REX LLC Agreement.

Section 4.4    Brokerage Arrangements.
Assignee has not entered (directly or indirectly) into any agreement with any Person that would obligate Assignee or any of its Affiliates or any other Person to pay any commission, brokerage or “finder’s fee” or other similar fee in connection with this Agreement, the Purchase Agreement or the transactions contemplated hereby or thereby.
Section 4.5    Litigation.
As of the Effective Date, there are no Actions pending or threatened that (a) question or involve the validity or enforceability of any of Assignee’s obligations under this Agreement or (b) seek (i) to prevent or delay the consummation by Assignee of the transactions contemplated by this Agreement or the Purchase Agreement or (ii) damages in connection with any such consummation.
ARTICLE V
COVENANTS
Section 5.1    Confidentiality.
Assignor and Assignee shall, and shall cause each of their respective Affiliates and Representatives to, abide by the terms of Section 2.5 of the REX LLC Agreement (including the survivability of such obligations) with respect to any information provided by a party to the other party pursuant to this Agreement, all such information being deemed “Confidential Information” for purposes of Section 2.5 of the REX LLC Agreement; provided, however, that any disclosures in any public announcement or statement issued by either party pursuant to Section 7.6 will not be deemed “Confidential Information” following the making of such public announcement or statement.
ARTICLE VI
INDEMNIFICATION
Section 6.1    Indemnification of Assignee.
Subject to the limitations set forth in this Agreement, Development and Assignor, from and after the Effective Date, agree to, jointly and severally, hold harmless, save, defend and indemnify Assignee, its subsidiaries and securityholders, directors, officers and employees, and the respective officers, directors and employees of the Partnership and the General Partner, but otherwise excluding Development, its Affiliates and the Company (the “Assignee Indemnified Parties”), from and against any and all Damages suffered or incurred by any Assignee Indemnified Party as a result of or arising out of (a) any breach or inaccuracy of a representation or warranty of Development or Assignor in this Agreement or (b) any breach of any agreement or covenant on the part of Development or Assignor made under this Agreement or in connection with the transactions contemplated hereby (each, an “Assignee Claim”). For purposes of this Section 6.1, whether Development or Assignor has breached any of its representations and warranties herein shall be determined without giving effect to any qualification as to “materiality” (including the word “material”).

Section 6.2    Indemnification of Assignor.
Subject to the limitations set forth in this Agreement, Assignee, from and after the Effective Date, agrees to hold harmless, save, defend and indemnify Assignor and its Affiliates (other than any of the Assignee Indemnified Parties) and their respective securityholders, directors, officers and employees (the “Assignor Indemnified Parties,” and together with the Assignee Indemnified Parties, each, an “Indemnified Party,” and collectively, the “Indemnified Parties”) from and against any and all Damages suffered or incurred by any Assignor Indemnified Party as a result of or arising out of (a) any breach or inaccuracy of a representation or warranty of Assignee in this Agreement, (b) any breach of any agreement or covenant on the part of Assignee made under this Agreement or in connection with the transactions contemplated hereby or (c) payments made by Assignor on Assignee’s behalf in respect of Assignee’s obligations under the Purchase Agreement except to the extent Assignor owes an indemnity to Assignee hereunder in relation thereto (each, an “Assignor Claim,” and together with Assignee Claims, each, a “Claim”). For purposes of this Section 6.2, whether Assignor has breached any of its representations and warranties herein shall be determined without giving effect to any qualification as to “materiality” (including the word “material”).
Section 6.3    Notification and Defense of Claim.

(a)
An Indemnified Party shall promptly notify the applicable indemnitor pursuant to this Article VI (the “Indemnitor”) in writing upon its discovery of facts giving rise to a potential Claim (a “Claim Notice”), including receipt by it of notice of any demand, assertion, claim, action or proceeding, judicial or otherwise, and such notice shall include a formal demand for indemnification under this Agreement and contain a description of the nature and estimated amount (if then known) of such Claim; provided, however, that, subject to Section 6.4 below, the failure to so notify or a delay in notifying the Indemnitor will not relieve it of its obligations hereunder, except to the extent that the Indemnitor is actually prejudiced as a result thereof. If requested by the Indemnitor or its counsel, the Indemnified Party will, at the sole cost and expense of the Indemnitor, reasonably cooperate with the Indemnitor in the investigation, defense and settlement of such Claim. Without limiting the foregoing, Indemnified Party will provide the Indemnitor with all records, documents, materials and information in its possession or control and reasonable access to personnel, in each case that is relevant to such Claim. If it gives written notice of its intention to do so to the Indemnified Party within thirty (30) days after receipt of the Claim Notice, except as provided in Section 6.3(c) below, the Indemnitor will have the right to assume, conduct and control the defense of any Claim and all negotiations for its settlement or compromise, which may be conducted in the name and on behalf of the Indemitor or the Indemnified Party, as may be appropriate. Except as provided in Section 6.3(c) below, the Indemnitor will have the right to select counsel (that is reasonably satisfactory to the Indemnified Party) to provide representation in connection with such Claim. The Indemnified Party may in its sole discretion, and at its expense (but subject to Section 6.3(c) below), participate with its own counsel in the defense of any such Claim. If the Indemnified Party elects to so participate, except as provided in Section 6.3(c) below, the Indemnitor shall have no obligation to indemnify such Indemnified Party or any other person for the expenses and fees of counsel incurred by such Indemnified Party in connection with such participation.

(b)
An Indemnified Party shall agree to any settlement, compromise or discharge of a Claim that the applicable Indemnitor may recommend that (and the Indemnitor shall not enter into any settlement, compromise or discharge of a Claim without the prior written consent of the Indemnified Party unless such settlement, compromise or discharge) by its terms (i) obligates the Indemnitor to pay to discharge in full the liability in connection with such Claim, (ii) releases such Indemnified Party completely and unconditionally in connection with such Claim, (iii) does not contain any finding, statement or admission of fault or culpability by any Indemnified Party, and (iv) does not contain any sanction or restriction upon the conduct or operation of any business by such Indemnified Party. The Indemnitor will not be liable to indemnify an Indemnified Party under this Agreement for any amounts paid in settlement of any Claim without the Indemnitor’s prior written consent. An Indemnified Party shall not settle any action or claim in any manner which would impose any penalty or limitation on the Indemnitor without the Indemnitor’s prior written consent. Neither the Indemnitor, nor any Indemnified Party, will unreasonably withhold, condition or delay its consent to any proposed settlement, compromise or discharge of any such Claim.

(c)
Notwithstanding the foregoing, if (i) the Indemnitor does not assume the defense of any Claim in accordance with the thirty (30) day period specified in Section 6.3(a), or (ii) the named parties to the proceeding for the Claim include both an Indemnified Party and the Indemnitor (or any of its Affiliates) and either the Indemnitor or an Indemnified Party determines, based on the advice of counsel, that there may be one or more legal defenses available to it that are materially different from or additional to those available to the other party or that a conflict of interest between those parties would reasonably be expected to exist in respect thereto, then the named Indemnified Party or Parties shall have the right, by prior written notice given to the Indemnitor, to control the defense of the Claim; provided, however, that the Indemnitor shall be entitled, at its expense, to participate in (but not control) that defense. In those circumstances, the named Indemnified Party or Parties shall defend the Claim in good faith and have full control of such defense and proceedings with respect to such Indemnified Parties; provided, however, that the Indemnified Parties may not enter into any settlement, compromise or discharge of such Claim if indemnification is to be sought hereunder, without the Indemnitor’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). If requested by an Indemnified Party or its counsel, the Indemnitor agrees, at its sole cost and expense, to reasonably cooperate with such Indemnified Party and its counsel in contesting any Claim for which an Indemnified Party is conducting the defense, including providing reasonable access to documents, records and information in its possession or control relevant to such Claim.

(d)
Subject to the terms and provisions of this Article VI, the Indemnitor shall reimburse any and all costs, expenses, legal fees, expert fees and other charges reasonably incurred by an Indemnified Party pursuant to Section 6.3(c) as they are incurred (to be reimbursed within thirty (30) days following receipt of invoices for those charges); provided, however, that the Indemnitor may condition any reimbursement on receipt of a promise by such Indemnified Party to repay those amounts if it is ultimately determined that the Indemnitor was not required to indemnify the Indemnified Parties for those amounts hereunder.

Section 6.4    Survival.
All the provisions of this Agreement shall survive the Effective Date, notwithstanding any investigation at any time made by or on behalf of any party hereto, provided that the representations and warranties set forth in Article III and Article IV shall terminate and expire on the date that is fifteen (15) months following the Effective Date, except (a) the representations and warranties of Development and Assignor set forth in Section 3.9 (Taxes) shall survive until the date that is ninety (90) days after the expiration of the applicable statutes of limitations (including all periods of extension and tolling), (b) the representations and warranties of Assignor set forth in Section 3.10 (Environmental Matters) shall terminate and expire on the third (3rd) anniversary of the Effective Date, (c) the representations and warranties of Development and Assignor set forth in Section 3.1 (Organization and Existence), Section 3.2 (Authority and Approval), Section 3.20 (Brokerage Arrangements), and Section 3.22 (Title to Subject Interest) shall survive forever and (d) the representations and warranties of the Assignee set forth in Section 4.1 (Organization and Existence), Section 4.2 (Authority and Approval) and Section 4.4 (Brokerage Arrangements) shall survive forever. After a representation and warranty has terminated and expired, no indemnification shall or may be sought pursuant to this Article VI on the basis of that representation and warranty by any Person who would have been entitled pursuant to this Article VI to indemnification on the basis of that representation and warranty prior to its termination and expiration, provided that in the case of each representation and warranty that shall terminate and expire as provided in this Section 6.4, no claim presented in writing for indemnification pursuant to this Article VI on the basis of that representation and warranty prior to its termination and expiration shall be affected in any way by that termination and expiration. The indemnification obligations under this Article VI or elsewhere in this Agreement shall apply regardless of whether any suit or action results solely or in part from the active, passive or concurrent negligence or strict liability of the indemnified party. The covenants and agreements entered into pursuant to this Agreement to be performed after the Effective Date shall survive the Effective Date.
Section 6.5    Limitations.

(a)
To the extent the Assignee Indemnified Parties would otherwise be entitled to indemnification for Damages pursuant to Section 6.1, Development and Assignor will only be liable if (i) the Damages with respect to any individual claim exceed $100,000 (the “Minimum Claim Amount”) and (ii) the Damages for all claims that exceed the Minimum Claim Amount exceed, in the aggregate, $4,500,000 (the “Deductible Amount”), and then Development and Assignor shall be liable only for Damages to the extent of any excess over the Deductible Amount; provided, however, that in any event, except with respect to indemnification for Damages arising out of (i) third party claims or (ii) the representations and warranties of Development and Assignor set forth in Section 3.1(a) and (b) (Organization and Existence), Section 3.2 (Authority and Approval), Section 3.3 (No Conflicts; Consent) (except to the extent such representation and warranty applies to the Company), Section 3.7(b) (Litigation), Section 3.19 (Purchase Agreement Breach), Section 3.20, (Brokerage Arrangements) and Section 3.22 (Title to Subject Interests), Assignee’s Damages shall be calculated net to the Subject Interest. In no event shall Development’s and Assignor’s aggregate liability to the Assignee Indemnified Parties under Section 6.1 exceed $45,000,000 (the “Ceiling Amount”). Notwithstanding the foregoing, the Deductible Amount and the Ceiling Amount shall not apply to breaches or inaccuracies of representations and warranties contained in Section 3.1, Section 3.2, Section 3.20 and Section 3.22.

(b)
Notwithstanding the foregoing but subject to the other limitations set forth in this Section 6.5, an Indemnitor’s obligations under this Article VI are limited to the amount of any Damages that remain after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment actually received by an Indemnified Party in respect of any such indemnity claim, less any related costs and expenses, including the aggregate cost of pursuing any related insurance claims and any related increases in insurance premiums or other charge-backs (the “Third Party Proceeds”). No Indemnified Party has any obligation to seek to recover any Third Party Proceeds in connection with making a claim under this Article VI. Promptly after receiving any insurance proceeds, indemnity, contribution or other similar payment, an Indemnified Party shall reimburse the applicable Indemnitor for the amount of such Third Party Proceeds, such that the applicable Indemnitor has paid no more than it is obligated pay pursuant to this Article VI after taking into account any applicable reductions under this Section 6.5(b) and the other limitations set forth in this Section 6.5.

(c)
Notwithstanding the foregoing, no Indemnitor will be liable under this Agreement for any consequential, incidental, special, indirect, punitive or exemplary damages suffered or incurred by an Indemnified Party.

Section 6.6    Sole Remedy.
No party shall have liability under this Agreement or the transactions contemplated hereby except as provided in this Article VI (other than claims or causes of action arising from fraud).

ARTICLE VII
MISCELLANEOUS
Section 7.1    Acknowledgements.
Each party acknowledges that it has relied on the representations and warranties of the other party expressly and specifically set forth in this Agreement, including, in the case of Assignee, the Disclosure Schedules attached hereto. Such representations and warranties constitute the sole and exclusive representations and warranties of the parties hereto in connection with the transactions contemplated hereby, and the parties hereto understand, acknowledge and agree that all other representations and warranties of any kind or nature, whether expressed, implied or statutory, oral or written, past or present, are specifically disclaimed.
Section 7.2    Cooperation; Further Assurances.
The parties hereto shall use their respective commercially reasonable efforts to obtain all approvals and consents required by or necessary for the transactions contemplated by this Agreement. Each party acknowledges that certain actions may be necessary with respect to the matters and actions contemplated by this Agreement such as making notifications and obtaining consents or approvals or other clearances that are material to the consummation of the transactions contemplated hereby, and each agrees to take all appropriate action and to do all things necessary, proper or advisable under applicable Laws and Governmental Orders to make effective the transactions contemplated by this Agreement; provided, however, that nothing in this Agreement will require any party hereto to hold separate or make any divestiture not expressly contemplated herein of any asset or otherwise agree to any restriction on its operations or other burdensome condition which would in any such case be material to its assets, liabilities or business in order to obtain any consent or approval or other clearance required by this Agreement.
Section 7.3    Expenses.
Except as otherwise provided herein and regardless of whether the transactions contemplated hereby are consummated, each party shall pay its own expenses incident to this Agreement and all action taken in preparation for carrying this Agreement into effect.
Section 7.4    Notices.
Any notice, request, instruction, correspondence or other document to be given hereunder by any party hereto to another party hereto (herein collectively called “Notice”) shall be in writing and delivered in person, by courier service requiring acknowledgment of receipt of delivery or by fax, as follows:
If to Assignor, addressed to:
Rockies Express Holdings, LLC
4200 W. 115th Street, Suite 350
Leawood, KS 66211
Attention: William R. Moler
Tel: (913) 928-6008
Fax: (913) 928-6009
with copies (which shall not constitute notice) to:
Tallgrass Development, LP
4200 W. 115th Street, Suite 350
Leawood, KS 66211
Attention: General Counsel's Office
Tel: (913) 928-6038
Fax: (913) 928-6039

Baker Botts L.L.P.
98 San Jacinto Blvd., Suite 1500
Austin, Texas 78701
Attention: Mike Bengtson
Tel: (512) 322-2661
Fax: (512) 322-8349
If to Assignee, addressed to:
TEP REX Holdings, LLC
c/o Tallgrass Energy Partners, LP
4200 W. 115th Street, Suite 350
Leawood, KS 66211
Attention: General Counsel
Tel: (913) 928-6038
Fax: (913) 928-6039
with copies (which shall not constitute notice) to:
Tallgrass Energy Partners, LP
4200 W. 115th Street, Suite 350
Leawood, KS 66211
Attention: Conflicts Committee Chair
Tel: (913) 928-6038
Fax: (913) 928-6039
Bracewell LLP
711 Louisiana, Suite 2300
Houston, Texas 77002
Attention: Gary W. Orloff
Tel: (713) 221-1306
Fax: (713) 221-2166

Notice given by personal delivery or courier service shall be effective upon actual receipt. Notice given by fax shall be confirmed by appropriate answer back and shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next Business Day after receipt if not received during the recipient’s normal business hours. Any party may change any address to which Notice is to be given to it by giving Notice as provided above of such change of address.
Section 7.5    Governing Law.

(a)
This Agreement shall be subject to and governed by the laws of the State of Delaware. Each party hereby submits to the exclusive jurisdiction of the state and federal courts in the State of Kansas and to venue in the state courts in Johnson County, Kansas and in the federal courts of Wyandotte County, Kansas.

(b)
Each of the parties to this Agreement irrevocably waives any and all right to trial by jury in any legal proceeding between the parties arising out of or relating to this Agreement or the transactions contemplated by this Agreement.

(c)
Each party to this Agreement waives, to the fullest extent permitted by applicable Law, any right it may have to receive damages from any other party based on any theory of liability for any special, indirect, consequential (including lost profits), exemplary or punitive damages.

Section 7.6    Public Statements.
The parties hereto shall consult with each other and no party shall issue any public announcement or statement with respect to this Agreement or the transactions contemplated hereby without the consent of the other party, unless the party desiring to make such announcement or statement, after seeking such consent from the other parties, obtains advice from legal counsel that a public announcement or statement is required by applicable Law or stock exchange regulations.
Section 7.7    Entire Agreement; Amendments and Waivers.

(a)
This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. Each party to this Agreement agrees that no other party to this Agreement (including its agents and Representatives) has made any representation, warranty, covenant or agreement to or with such party relating to this Agreement or the transactions contemplated hereby, other than those expressly set forth herein.

(b)
No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by each party to be bound thereby and, in the case of Assignee, approved by the Conflicts Committee on behalf of Assignee. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

Section 7.8    Conflicting Provisions.
This Agreement sets forth the parties’ rights, responsibilities and liabilities with respect to the transactions contemplated by this Agreement. In this Agreement, specific provisions prevail over general provisions.
Section 7.9    Binding Effect and Assignment.
This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns, but neither this Agreement nor any of the rights, benefits or obligations hereunder shall be assigned or transferred, by operation of law or otherwise, by any party hereto without the prior written consent of each other party. Nothing in this Agreement, express or implied, is intended to confer upon any person or entity other than the parties hereto and their respective permitted successors and assigns, any rights, benefits or obligations hereunder, except for express language with respect to the Assignor Indemnified Parties and the Assignee Indemnified Parties contained in the indemnification provisions of Article VI.
Section 7.10    Severability.
If any provision of the Agreement is rendered or declared illegal or unenforceable by reason of any existing or subsequently enacted legislation or by decree of a court of last resort, Assignor and Assignee shall promptly meet and negotiate substitute provisions for those rendered or declared illegal or unenforceable, but all of the remaining provisions of this Agreement shall remain in full force and effect.
Section 7.11    Interpretation.
It is expressly agreed by the parties that this Agreement shall not be construed against any party, and no consideration shall be given or presumption made, on the basis of who drafted this Agreement or any provision hereof or who supplied the form of this Agreement. Each party agrees that this Agreement has been purposefully drawn and correctly reflects its understanding of the transactions contemplated by this Agreement and, therefore, waives the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.
Section 7.12    Headings; Exhibits; Disclosure Schedules.
The headings of the several Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. The Disclosure Schedules and the Exhibits referred to herein are attached hereto and incorporated herein by this reference, and unless the context expressly requires otherwise, the Disclosure Schedules and such Exhibits are incorporated in the definition of “Agreement.”
Section 7.13    Multiple Counterparts.
This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
*    *    *    *    *

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.
ASSIGNOR:

ROCKIES EXPRESS HOLDINGS, LLC

By:     /s/ David G. Dehaemers, Jr.
David G. Dehaemers, Jr.
Chief Executive Officer

ASSIGNEE:

TEP REX HOLDINGS, LLC

By:     /s/ David G. Dehaemers, Jr.
David G. Dehaemers, Jr.
Chief Executive Officer

Executed by Tallgrass Development, LP,
solely for purposes of its obligations and rights under
Article III, Article VI and Article VII of this Agreement.

DEVELOPMENT:

TALLGRASS DEVELOPMENT, LP

By:    Tallgrass Energy Holdings, LLC,
its general partner

By:     /s/ David G. Dehaemers, Jr.
David G. Dehaemers, Jr.
Chief Executive Officer

Signature Page to Assignment and Assumption Agreement

Exhibit A
Assignor and Development Knowledge Persons

•	David G. Dehaemers, Jr.

•	William R. Moler

•	Gary J. Brauchle

•	Richard L. Bullock

•	Christopher R. Jones